Destination XL Group, Inc. Reports Fourth-Quarter and Fiscal 2016 Financial Results

FY 2016 Net Loss Improved 73%; EBITDA Grew 36%;

Company Provides 2017 Guidance and Announces $12.0 Million Stock Repurchase Program

CANTON, Mass., March 20, 2017 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the fourth quarter and fiscal year 2016.

Highlights

•	Total sales for the quarter of $122.6 million, down slightly from $124.0 million in the prior-year quarter; total sales for the year of $450.3 million, up from $442.2 million in the prior year
•	DXL comparable store sales decreased 1.9% for the quarter, while growing 2.4% for the year, in a challenging retail environment
•	Total company comparable sales declined 2.4% for the quarter, while growing 0.6% for the year
•

Net Income for the quarter of $1.8 million improved by $3.2 million compared to the prior-year quarter’s net loss of $(1.4) million; net loss for the year narrowed to $(2.3) million from $(8.4) million in the prior year

•	EBITDA for the quarter increased 48.2% to $10.8 million from $7.3 million in the prior-year quarter; EBITDA for the year increased 35.8% to $31.6 million from $23.3 million in the prior year
•	Board authorizes a $12.0 million stock repurchase program

Management Comments

“Despite the 2016 retail environment being one of the most challenging in recent memory, we were very pleased to deliver strong growth in EBITDA and free cash flow,” said President and CEO David Levin.  “In 2016, we fully funded our DXL store expansion from free cash flow and grew EBITDA nearly 36%,” Levin said.

Levin went on to note that, “We enter the new fiscal year keenly focused on continuing to grow our customer base by leveraging our fully developed fleet of DXL stores and elevating our digital distribution channel. Six out of ten big and tall guys still do not know who we are and, therefore, our top priority in 2017 is customer retention and acquisition.  We intend to fuel that objective with a marketing dollar increase of approximately 40% this year, including reinstituting television advertising beginning April 2nd.

“Fiscal 2016 marked a milestone year for our Company with the opening of our 200th DXL store, which now affords us the scale and reach to service our customers across every major market in the U.S. through in-store and online channels.  We are also thrilled to have entered the Canadian market with our first Company-operated DXL store in the Toronto area,” Levin commented.

Levin also highlighted that, “Under the leadership of Sahal Laher, our new Chief Digital and Information Officer, we are accelerating our efforts to leverage our already robust omni-channel capabilities with a focus on building an unparalleled online experience. This will enhance our engagement with existing shoppers, while inviting new customers to the DXL experience.  Our marketing efforts, coupled with our accelerated digital strategies, are now unified and aligned at retaining existing customers, while simultaneously driving new customer acquisition.”

Fourth-Quarter  and Fiscal 2016 Results

Sales

For the fourth quarter of fiscal 2016, total sales declined 1.1% to $122.6 million from $124.0 million in the fourth quarter of fiscal 2015. The decrease of $1.4 million in total sales was primarily driven by a comparable sales decrease of $2.7 million, or 2.4%, which included a comparable sales decrease of 1.9% from our DXL stores.  This decrease was partially offset by sales from new DXL stores.  Sales for the fourth quarter of fiscal 2016 were negatively impacted by the overall weakness in the retail environment.  In addition, we believe our decision to eliminate our fall marketing campaign also had a negative impact on our fourth quarter sales.

For fiscal 2016, total sales increased 1.8% to $450.3 million from $442.2 million in fiscal 2015. The increase in sales of $8.1 million was primarily due to our comparable DXL store sales growth of 2.4%, or $5.4 million.  In addition, new DXL store growth was partially offset by sales from closed Casual Male XL stores and comparable store decreases from our other store formats. Sales per square foot for the DXL retail stores, on a rolling 12-month basis, increased to $180 for fiscal 2016 from $177 for the prior year.

For fiscal 2017, with the majority of our store base consisting of DXL stores, we will transition to one comparable sales figure for the Company and will no longer provide specific information on our DXL comparable store sales.

Gross Margin

For the fourth quarter of fiscal 2016, gross margin, inclusive of occupancy costs, was 44.9%, compared with gross margin of 45.8% for the fourth quarter of fiscal 2015. The decrease of 90 basis points was the result of a 40-basis-point decrease in merchandise margin and a 50-basis-point increase in occupancy costs as a percentage of total sales. The decrease in merchandise margin was primarily due to an increase in promotional strategies over the peak December selling weeks. The increase in occupancy costs was due to occupancy expense increasing at a greater rate than sales. On a dollar basis, occupancy costs for the fourth quarter increased approximately 2.8% over the prior-year’s fourth quarter.

For the fiscal year, gross margin, inclusive of occupancy costs, was 45.5% as compared to 46.1% for fiscal 2015.  The decrease of 60 basis points was due to a decrease of 40 basis points in merchandise margin and a 20-basis-point increase in occupancy costs as a percentage of sales. The decrease in our merchandise margin was mainly due to higher markdown activity associated with increased promotional activities.  The increase in occupancy costs was due to occupancy expense increasing at a greater rate than sales.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2016 were 36.1% of sales, compared with 40.0% in the fourth quarter of fiscal 2015. On a dollar basis, SG&A expense declined $5.3 million from the same quarter of the prior year, primarily due to decreases in advertising costs and incentive accruals, which were partially offset by increased store payroll and healthcare costs.

For fiscal 2016, SG&A expenses were 38.5% of sales, as compared to 40.8% in fiscal 2015.  SG&A expenses for fiscal 2016 decreased $7.3 million, or 4.0%, to $173.3 million as compared to $180.6 million in fiscal 2015. The decrease was primarily due to a decrease in advertising expense of approximately $5.4 million as well as a reduction in incentive accruals, including stock compensation, of approximately $5.4 million.  These decreases were partially offset by increases in store payroll of $1.1 million, associated with the higher sales base, healthcare costs of approximately $1.4 million and other corporate and supporting costs of $1.0 million.

Net Income (Loss)

Net Income for the fourth quarter of fiscal 2016 was $1.8 million, or $0.04 per diluted share, compared with a net loss of $(1.4) million, or $(0.03) per diluted share, for the fourth quarter of fiscal 2015. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net income for the fourth quarter of fiscal 2016 was $0.02 per diluted share compared with a net loss of $(0.02) per diluted share in fiscal 2015.

The net loss for fiscal 2016 was $(2.3) million, or $(0.05) per diluted share, compared with a net loss of $(8.4) million, or $(0.17) per diluted share, in fiscal 2015. On a non-GAAP basis, assuming a normal tax rate of 40%, the adjusted net loss was $(0.03) per diluted shares as compared to $(0.10) per diluted share for fiscal 2015.

EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, for the fourth quarter of fiscal 2016 were $10.8 million, compared with $7.3 million for the fourth quarter of fiscal 2015. The improvement was driven by a decrease in SG&A expenses.

EBITDA for fiscal 2016 was $31.6 million, compared with $23.3 million for the fiscal 2015. The improvement was driven by an increase in sales and a decrease in SG&A expenses.

Cash Flow

Cash Flow provided by operations for fiscal 2016 was $35.0 million, compared with cash flow of $18.4 million in fiscal 2015. Capital expenditures for fiscal 2016 were $29.2 million and consisted of $19.6 million for new DXL stores and $9.6 million for infrastructure projects. Capital expenditures for fiscal 2015 of $33.4 million consisted of $20.1 million for new DXL stores and $13.3 million for infrastructure projects. Free cash flow, a non-GAAP measure, improved $20.8 million year over year, from $(15.0) million in 2015 to $5.8 million in 2016.

	For the fiscal year ended
(in millions)	January 28, 2017	January 30, 2016
Cash flow from operating activities (GAAP basis)	$35.0	$18.4
Capital expenditures, infrastructure projects	(9.6)	(13.3)
Free Cash Flow, before DXL capital expenditures (non-GAAP basis)	$25.4	$5.1
Capital expenditures for DXL stores	(19.6)	(20.1)
Free Cash Flow (non-GAAP basis)	$5.8	$(15.0)

The Company believes it is important to distinguish between capital expenditures for DXL stores, which is a discretionary investment, and capital expenditures for infrastructure projects. Capital expenditures on all new DXL stores are subject to demanding ROIC (“Return on Invested Capital”) hurdles, and the achievement of these hurdles has been a significant contributor to the Company’s continued improvement in EBITDA. Management believes free cash flow before DXL capital expenditures is an important metric, because it demonstrates DXL’s ability to strengthen liquidity while also contributing to the funding of DXL store growth.

Non-GAAP Measures

EBITDA, adjusted net (income) loss and adjusted net income (loss) per share, free cash flow and free cash flow before DXL capital expenditures are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At January 28, 2017, the Company had cash and cash equivalents of $5.6 million. Total debt at January 28, 2017 was $63.1 million. Total debt consisted of $44.1 million outstanding under the Company’s credit facility, net of unamortized debt issuance costs, and approximately $19.0 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. At January 28, 2017, the Company had $57.1 million of excess availability under its credit facility.

Inventory was $117.4 million at January 28, 2017 compared with $125.0 million at January 30, 2016. The decrease in inventory compared with last year’s fourth quarter is due to inventory initiatives to improve timing of receipts and weeks of supply on hand.

Retail Store Information

For fiscal 2016, the Company opened 30 new DXL stores, which included 4 outlets:

	Year End 2014		Year End 2015		Year End 2016		Year End 2017E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	138	1,179	166	1,369	192	1,542	211	1,660
DXL outlets	2	12	9	45	13	66	14	72
CMXL retail	157	557	125	443	97	340	81	281
CMXL outlets	48	153	40	126	36	113	33	104
Rochester Clothing	8	74	5	51	5	51	5	51
Total	353	1,975	345	2,034	343	2,112	344	2,168

Fiscal 2017 Outlook

Given the shifting patterns of retail distribution and consumer purchasing behavior, we are taking a measured approach to fiscal 2017 in which we will slow new store growth and invest in marketing and our digital channel of distribution.  As a result, we expect to open only 19 DXL retail stores and 1 DXL outlet store in fiscal 2017, while closing 16 Casual Male XL retail stores and 3 Casual Male XL outlet stores.

We believe that investment in our marketing initiatives is necessary to drive brand awareness, store traffic and our digital presence.  As a result, we expect to increase our marketing spend for fiscal 2017 by approximately 40% or $6.8 million to $25.0 million.  We plan also to invest in our digital distribution channel in order to transform the way that our consumers engage with us.  While we expect this increase in spending to be in the best interest of the Company on a long-term basis, this investment will impact our earnings in the short-term.

We will continue to improve free cash flow and inventory optimization in order to maintain our strong liquidity position.  As discussed below, with 225 DXL stores expected to be in place by the end of fiscal 2017, improved free cash flow, better inventory management and excess liquidity under our credit facility, the Company’s Board of Directors has authorized the repurchase of up to $12.0 million of the Company’s outstanding common stock.

Our fiscal 2017 outlook, based on a 53-week year, is as follows:

•	Sales are expected to range from $470.0 million to $480.0 million, with a total Company comparable sales increase of approximately 1.0% to 4.0%.
•	Gross margin rate of approximately 46.0%, an increase of 50 basis points from fiscal 2016.
•	Net loss, on a GAAP basis, of $(5.7) to $(11.7) million, or $(0.11) to $(0.23) per diluted share.
•	EBITDA of $24.0 to $30.0 million. *
•	Adjusted net loss, on a non-GAAP basis, of $(0.06) to $(0.14) per diluted share, assuming a normal tax rate of 40%. *
•

Capital expenditures of approximately $22.0 million, $8.3 million of which will be for infrastructure projects and $13.7 million of which will be for new DXL stores (before tenant allowances of approximately $5.0 million).

•	Cash flow from operating activities of $37.0 million to $42.0 million, resulting in free cash flow after capital expenditures for new DXL stores of $15.0 to $20.0 million. *

* Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Stock Repurchase Program

The Company’s Board of Directors has authorized the Company to repurchase up to $12.0 million of its common stock through open market and privately negotiated transactions.

The timing and the amount of any repurchases of common stock will be determined based on the Company’s evaluation of market conditions and other factors. The stock repurchase program is expected to commence in the first quarter of fiscal 2017 and will expire on February 3, 2018.  The stock repurchase program may be suspended, terminated or modified at any time for any reason. The

Company expects to finance the repurchases from operating funds and/or periodic borrowings on its credit facility.  Any repurchased common stock will be held as treasury stock.

Conference Call

The Company will hold a conference call to review its financial results today, Monday, March 20, 2017 at 8:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 710-4016. Please reference conference ID: 6715016. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share, free cash flow and free cash flow before DXL capital expenditures. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) is useful to investors in evaluating its performance. With the significant capital investment associated with the DXL transformation and, therefore, increasing levels of depreciation and interest, management uses EBITDA as a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net income (loss) is not reflective of earnings assuming a “normal” tax position. Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 40%.

Free cash flow and free cash flow before DXL capital expenditures are metrics that management uses to monitor liquidity. The Company has stated that it expects to fund its ongoing DXL capital expenditures with cash flow from operations. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while also contributing to the funding of the

DXL store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures, and excludes the mandatory and discretionary repayment of debt. Free cash flow before DXL capital expenditures is calculated as free cash flow with DXL capital expenditures added back.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big and tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, gross profit margins, store counts, capital expenditures, debt levels, sales, EBITDA, and earnings for fiscal 2017, the Company’s ability to strengthen liquidity in 2017, the expected impact of inventory management improvements on working capital in fiscal 2017, the expected impact of marketing and digital strategies on customer acquisition and retention in fiscal 2017 and beyond, the Company’s ability to execute on its strategic plan, the Company's intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares, and the source of funding for purchasing shares and the effectiveness of the Destination XL concept. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 18, 2016, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended		For the fiscal year ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Sales	$122,646	$124,044	$450,283	$442,221
Cost of goods sold including occupancy	67,612	67,191	245,402	238,382
Gross profit	55,034	56,853	204,881	203,839

Expenses:
Selling, general and administrative	44,232	49,566	173,283	180,570
Depreciation and amortization	8,258	7,833	30,621	28,359
Total expenses	52,490	57,399	203,904	208,929

Operating income (loss)	2,544	(546)	977	(5,090)

Interest expense, net	(721)	(768)	(3,067)	(3,058)

Income (loss) before provision for income taxes	1,823	(1,314)	(2,090)	(8,148)

Provision for income taxes	40	69	166	260

Net income (loss)	$1,783	$(1,383)	$(2,256)	$(8,408)

Net income (loss) per share - basic and diluted	$0.04	$(0.03)	$(0.05)	$(0.17)

Weighted-average number of common shares outstanding:
Basic	49,581	49,139	49,544	49,089
Diluted	50,072	49,139	49,544	49,089

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
January 28, 2017 and January 30, 2016
(In thousands)

	January 28,	January 30,
	2017	2016

ASSETS

Cash and cash equivalents	$5,572	$5,170
Inventories	117,446	125,014
Other current assets	15,931	12,975
Property and equipment, net	124,347	124,962
Intangible assets	2,228	2,669
Other assets	3,804	3,557
Total assets	$269,328	$274,347

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$104,521	$103,147
Long-term debt	19,002	26,158
Borrowings under credit facility	44,097	41,984
Deferred gain on sale-leaseback	13,188	14,654
Stockholders' equity	88,520	88,404
Total liabilities and stockholders' equity	$269,328	$274,347

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF NET INCOME (LOSS)

	For the three months ended				For the fiscal year ended
	January 28, 2017		January 30, 2016		January 28, 2017		January 30, 2016
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss) (GAAP basis)	$1,783	$0.04	$(1,383)	$(0.03)	$(2,256)	$(0.05)	$(8,408)	$(0.17)

Add back: Actual income tax provision	40		69		166		260
Income tax (provision) benefit, assuming
a normal tax rate of 40%	(729)		526		836		3,259

Adjusted net income (loss) (non-GAAP basis)	$1,094	$0.02	$(788)	$(0.02)	$(1,254)	$(0.03)	$(4,889)	$(0.10)

Weighted average number of common shares
outstanding on a diluted basis		50,072		49,139		49,544		49,089

GAAP TO NON-GAAP RECONCILIATION OF EBITDA

	For the three months ended		For the fiscal year ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
(in millions)
Net income (loss) (GAAP basis)	$1.8	$(1.4)	$(2.3)	$(8.4)
Add back:
Provision for income taxes	0.0	0.1	0.2	0.3
Interest expense	0.7	0.8	3.1	3.1
Depreciation and amortization	8.3	7.8	30.6	28.4
EBITDA (non-GAAP basis)	$10.8	$7.3	$31.6	$23.3

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the fiscal year ended
(in millions)	January 28, 2017	January 30, 2016
Cash flow from operating activities (GAAP basis)	$35.0	$18.4
Capital expenditures, infrastructure projects	(9.6)	(13.3)
Free Cash Flow, before DXL capital expenditures (non-GAAP basis)	$25.4	$5.1
Capital expenditures for DXL stores	(19.6)	(20.1)
Free Cash Flow (non-GAAP basis)	$5.8	$(15.0)

2017 FORECAST GAAP TO NON-GAAP RECONCILIATIONS

	Projected
	Fiscal 2017
(in millions, except per share data)		per diluted share
Net loss ( GAAP basis)	$(5.7)-$(11.7)
Add back:
Provision for income taxes	0.2
Interest expense	3.0
Depreciation and amortization	32.5
EBITDA (non-GAAP basis)	$24.0-$30.0

Net loss ( GAAP basis)	$(5.7)-$(11.7)	$(0.11)-$(0.23)
Income tax benefit, assuming 40% rate	$2.3-$4.7	$0.05-0.09
Adjusted net loss (non-GAAP basis)	$(3.4) -$(7.0)	$(0.06)-(0.14)
Weighted average common shares outstanding - diluted	49.5

Cash flow from operating activities (GAAP basis)	$37.0-$42.0
Capital expenditures, infrastructure projects	(8.3)
Free Cash Flow, before DXL capital expenditures (non-GAAP basis)	$28.7-$33.7
Capital expenditures for DXL stores	(13.7)
Free Cash Flow (non-GAAP basis)	$15.0-$20.0